Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

CORVEX, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	53,390,008	$16.5350	$882,803,782.28	0.0001381	$121,915.20

Total Offering Amounts:							$882,803,782.28		121,915.20
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$121,915.20

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Offering Note(s)

(1)	Note to Amount Registered: (1) Any additional shares of common stock of Corvex, Inc. (the “Registrant”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.

Note to Proposed Maximum Offering Price Per Unit and Fee Calculation Rule: (2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of common stock of the Registrant as reported on the Nasdaq Stock Market LLC on July 8, 2026.

Note to Amount Registered: (3) Represents an aggregate of 53,390,008 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), consisting of: (i) up to 28,929,588 shares of Common Stock issuable upon conversion of the Company's outstanding 28,929.5944 shares of Series D Non-Voting Convertible Preferred Stock (the "Series D Preferred Stock"), which shares are convertible at the option of the holder at a rate of 1,000 shares of Common Stock per share of Series D Preferred Stock, and (ii) 24,460,420 shares of Common Stock previously issued upon the conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), Series B Convertible Preferred Stock (the "Series B Preferred Stock"), the Company’s Series C Non-Voting Convertible Preferred Stock (the "Series C Preferred Stock"), and the Series D Preferred Stock.